Exhibit 10.1
EQUIFAX INC. 2023 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
MARK W. BEGOR
Number of Shares Subject to Award: [ ]
Date of Grant: [ ]
Pursuant to the Equifax Inc. 2023 Omnibus Incentive Plan, effective May 4, 2023 (the “Plan”), Equifax Inc., a Georgia corporation (the “Company”), has granted the above-named participant (“Participant”) Restricted Stock Units (the “Award”) entitling Participant to receive such number of shares of Company common stock (the “Shares”) as is set forth above on the terms and conditions set forth in this agreement (this “Agreement”) and the Plan. Capitalized terms used in this Agreement and not defined herein shall have the meanings set forth in the Plan.
1.    Grant Date. The Award is granted to Participant on the Date of Grant (the “Grant Date”) set forth above.
2.    Vesting. Except as provided in Sections 3 or 4 below, the Restricted Stock Units (and any related Dividend Equivalent Units) shall vest with respect to all of the number of Shares subject to the Award on the third anniversary of the Grant Date (the “Vesting Date”). After the Vesting Date, the Shares will be settled and transferred in accordance with Section 7. Prior to the Vesting Date, the Restricted Stock Units subject to the Award (and any related Dividend Equivalent Units) shall be nontransferable and, except as provided in Sections 3 and 4 below, shall be forfeited immediately following Participant’s termination of employment with the Company. Prior to the Vesting Date, the Award shall not be earned by Participant’s performance of services and there shall be no such vesting of the Award. Prior to the Vesting Date, the Committee which administers the Plan reserves the right, in its sole discretion, to waive or reduce the vesting requirements, with respect to all or any portion of the Award. Participant acknowledges that the opportunity to receive the Shares represents valuable consideration, regardless of whether the Shares vest.
3.    Termination of Employment Events. Except as provided in Section 4 below, Participant’s unvested Shares subject to the Award shall become vested and nonforfeitable to the extent provided below in the event of Participant’s termination of employment with the Company prior to the Vesting Date. For purposes of this Agreement, employment with any Subsidiary of the Company shall be considered employment with the Company and a termination of employment shall mean a termination of employment with the Company and each Subsidiary by which Participant is employed.
(a)    Death. If Participant’s termination of employment results from Participant’s death prior to the Vesting Date, then all unvested Shares subject to the Award shall immediately become vested and nonforfeitable and subject to settlement and transfer under Section 7 as of the date of Participant’s death.
(b)    Disability. If Participant’s employment ends as a result of Disability (as such term is defined in the Employment Agreement) prior to the Vesting Date, then all unvested Shares subject to the Award shall immediately become vested and nonforfeitable and subject to settlement and transfer in accordance with Section 7 after the date of Participant’s termination of employment.

(c)    Retirement. Except in the event of a termination for Cause (as defined below) and subject to the requirements of Section 10(b) of the Employment Agreement (including those relating to release of claims and material compliance with restrictive covenants), if Participant’s termination of employment results from Participant’s Retirement (as defined below) from the Company, all unvested Shares subject to the Award will continue to vest in accordance with the original vesting schedule in Section 2 as if Participant had continued to remain employed through the Vesting Date. On the Vesting Date, the Shares will become vested and nonforfeitable and subject to settlement and transfer in accordance with Section 7.
(d)    Termination without Cause or Resignation for Good Reason during a Change in Control Period. Subject to the requirements of Section 10(d) of the Employment Agreement (relating to release of claims and material compliance with restrictive covenants), if, during the portion of a Change in Control Period that ends upon consummation of a Change in Control, Participant’s termination of employment results from a termination by the Company without Cause or Participant’s resignation for Good Reason (in each case as determined under the Employment Agreement), all unvested Shares subject to the Award shall, upon the consummation of the Change in Control, immediately become vested and nonforfeitable and subject to settlement and transfer in accordance with Section 7. To the extent of any conflict with the application of Section 4 below, Section 4 will govern.
4.    Change in Control.
(a)    Double Trigger Change in Control. Subject to Section 4(b) below, if, subsequent to receiving a Replacement Award, Participant’s employment with the Company (or its successor in the Change in Control) is terminated on the consummation of the Change in Control or within the portion of the Change in Control Period beginning on the consummation of a Change in Control either by Participant for Good Reason or by the Company, or successor (as applicable) other than for Cause, then all unvested Shares subject to the Replacement Award shall immediately become vested and nonforfeitable and subject to settlement and transfer under Section 7 as of the date of Participant’s termination of employment.
(b)    Single Trigger Change in Control. Notwithstanding Section 4(a) above, if, upon a Change in Control, Participant does not receive a Replacement Award, then all unvested Shares subject to the Award shall immediately become vested and nonforfeitable and subject to settlement and transfer under Section 7 as of the date on which the Change in Control occurs; provided, however, if the Change in Control does not constitute a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company as provided under Code Section 409A and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”, and any such transaction, a “Section 409A Change in Control”), and if the Award constitutes deferred compensation under Section 409A, then the right to the Shares subject to the Award shall vest and be nonforfeitable as of the date of the Change in Control but the settlement and transfer of the Shares under Section 7 shall not occur until the Vesting Date or other payment date under Section 7.
(c)    Definition of “Cause”. For purposes of this Award, “Cause” shall have the meaning ascribed to such term in Section 8(c) of the Employment Agreement (including the provisions described therein relating to the Review Period).
(d)    Definition of “Change in Control”. For purposes of this Award, “Change in Control” shall mean a “Change of Control” as defined in the Plan.

(e)    Definition of “Change in Control Period”. For purposes of this Award, “Change in Control Period” shall mean the period beginning after the signing of a definitive agreement to effectuate a Change in Control (but not more than six months prior to the consummation of a Change in Control) and ending on the second anniversary of such consummation.
(f)    Definition of “Employment Agreement”. For purposes of this Award, “Employment Agreement” shall mean the employment agreement between Participant and the Company dated as of March 27, 2018 and amended by the Letter Agreements, as amended from time to time.
(g)    Definition of “Good Reason”. For purposes of this Award, “Good Reason” shall have the meaning ascribed to such term in Section 8(d) of the Employment Agreement.
(h)    Definition of “Letter Agreements”. For purposes of this Award, “Letter Agreements” shall mean the letter agreement between Participant and the Company dated as of February 4, 2021, as it may be amended from time to time, and the letter agreement between Participant and the Company dated as of November 7, 2024, as it may be amended from time to time.
(i)    Definition of “Replacement Award”. For purposes of this Section 4, a “Replacement Award” means an award that is granted as an assumption or replacement of the Award and that has similar terms and conditions and preserves the same benefits as the Award it is replacing.
(j)    Definition of “Retirement”. For purposes of this Award, “Retirement” means Participant’s (i) termination of employment by the Company without Cause or resignation for Good Reason or (ii) on or after December 31, 2027, Voluntary Resignation (as defined in the Employment Agreement).
5.    Recovery and Recoupment of Incentive Compensation. This Award shall be subject to the terms and conditions of the Company’s Policy on Recovery and Recoupment of Incentive Compensation, adopted effective March 5, 2018, as amended effective October 2, 2023, the Company’s Dodd-Frank Compensation Recovery Policy, effective October 2, 2023, and any other Company “clawback” or recoupment policy, and of the Participant Confidentiality, Non-Competition, Non-Solicitation and Assignment Agreement between Participant and the Company, dated as of March 27, 2018, and is further subject to the requirements of any applicable law with respect to the recoupment, recovery or forfeiture of incentive compensation. Participant hereby agrees to be bound by the requirements of this Section 5. The recoupment or recovery of such incentive compensation may be made by the Company or the Subsidiary that employed Participant.
6.    Termination for Cause. If Participant’s employment with the Company is terminated for Cause, the Committee may, notwithstanding any other provision in this Agreement to the contrary, cancel, rescind, suspend, withhold or otherwise restrict or limit this Award as of the date of termination for Cause. Without limiting the generality of the foregoing, the Committee may also require Participant to pay to the Company any gain realized by Participant from the Shares subject to the Award during the period beginning six months prior to the date on which Participant engaged or began engaging in conduct that led to his termination for Cause.
7.    Payment Dates; Transfer of Vested Shares. Stock certificates (or appropriate evidence of ownership) representing the vested Shares, if any, and any Shares with respect to Dividend Equivalent Units on such vested Shares will be delivered to Participant (or, if permitted by the Company, to a party designated by Participant) on or as soon as practicable after (but no later than 60 days after) the following payment dates, as applicable, to the extent any Shares have vested as of such date pursuant to Sections 2, 3 or 4 above: (a) the Vesting Date, (b) Participant’s death, (c) Participant’s termination of employment with the Company, or (d) the date of a Change of Control or a Section 409A Change in Control, as applicable; subject, in each case, if applicable, to Section 24. For the avoidance of doubt, only vested Shares are payable on each of the above payment dates; if, for example, no Shares are vested under Section 4(a) above on the date of a Section 409A Change in Control, then no Shares are payable on such payment date. Notwithstanding the foregoing, if Participant has properly elected to defer delivery of the Shares pursuant to a plan or program of the Company, the Shares (and any Shares attributable to related Dividend Equivalent Units) shall be issued and delivered as provided in such plan or program. Notwithstanding anything to the contrary in this Agreement, any Shares issued to Participant (or Participant’s designated beneficiary) hereunder (net of any required withholding taxes), including any Shares that were subject to a deferral election, may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Participant (or Participant’s designated beneficiary) prior to the second anniversary of the Vesting Date, other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company.
8.    Dividend Equivalent Units. If any dividends are paid or other distributions are made on the Shares subject to the Award between the Grant Date and the date the Shares are transferred as provided in Section 7, Dividend Equivalent Units shall be credited to Participant based on the Shares subject to the Award, and shall be deemed reinvested in additional Shares. Such Dividend Equivalent Units shall be paid to Participant in Shares at the same time as the underlying Shares subject to the Award are delivered to Participant. Participant will forfeit all rights to any Dividend Equivalent Units that relate to Shares that do not vest and are forfeited.
9.    Non-Transferability of Award. Subject to any valid deferral election permitted by the Committee, until the Shares have been issued under this Award, the Shares issuable hereunder (and any related Dividend Equivalent Units) and the rights and privileges conferred hereby may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by operation of law or otherwise (except as permitted by the Plan). Any attempt to do so contrary to the provisions hereof shall be null and void.
10.    Conditions to Issuance of Shares. The Shares deliverable to Participant hereunder may be either previously authorized but unissued Shares or issued Shares which have been reacquired by the Company. The Company shall not be required to issue any certificate or certificates for Shares prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings and regulations of the U.S. Securities and Exchange Commission (“SEC”) or any other governmental regulatory body, which the Committee shall, in its discretion, deem necessary or advisable; and (c) the obtaining of any approval or other clearance from any state or federal governmental agency, which the Committee shall, in its discretion, determine to be necessary or advisable.
11.    No Rights as Shareholder. Except as provided in Sections 8 and 14, Participant shall not have voting, dividend or any other rights as a shareholder of the Company with respect to the unvested Shares. Upon settlement of the Award into Shares, Participant will obtain full voting and other rights as a shareholder of the Company with respect to such Shares.

12.    Administration. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon Participant, the Company, and all other interested persons. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.
13.    Fractional Shares. When any provision of this Agreement would entitle Participant to receive a fractional share, such fractional share will be issued, unless otherwise determined by the Committee. The Committee may determine that cash, other securities or other property will be paid or transferred in lieu of any fractional shares, or that such fractional shares or any rights to fractional shares will be canceled, terminated or otherwise eliminated.
14.    Adjustments in Capital Structure. In the event of a change in corporate capitalization as described in Section 18 of the Plan, the Committee shall make appropriate adjustments to the number and class of Shares or other stock or securities subject to the Award. The Committee’s adjustments shall be effective and final, binding and conclusive for all purposes of this Agreement.
15.    Taxes. Regardless of any action the Company or a Subsidiary that employs Participant (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), Participant acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by him is and remains Participant’s responsibility and that the Company and/or the Employer: (a) make no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including the grant or vesting of the Shares subject to this Award (and any Shares with respect to related Dividend Equivalent Units), the subsequent sale of Shares acquired pursuant to such vesting and receipt of any dividends; and (b) do not commit to structure the terms of the grant or any aspect of this Award to reduce or eliminate Participant’s liability for Tax-Related Items. Upon the vesting and delivery of Shares subject to this Award (including any Shares with respect to related Dividend Equivalent Units), Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer or from proceeds of the sale of Shares. Alternatively, or in addition, if permissible under local law, the Company may (i) sell or arrange for sale of Shares that Participant acquires to meet the withholding obligations for Tax-Related Items, and/or (ii) satisfy such obligations in Shares, provided that the amount to be withheld may not exceed the federal, state, local and foreign tax withholding obligations associated with the Award to the extent needed for the Company to treat the Award as an equity award for accounting purposes and to comply with applicable tax withholding rules. In addition, Participant shall pay the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.
16.    Participant Acknowledgments and Agreements. By accepting the grant of this Award, Participant acknowledges and agrees that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan or this Agreement; (b) the grant of this Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Shares, or benefits in lieu of Shares, even if Shares have been granted repeatedly in the past; (c) all decisions with respect to future grants, if any, will be at the sole discretion of the Company and the Committee; (d) Participant’s participation in the Plan shall not create a right of future employment with the Company and shall not interfere with the ability of the Company to terminate Participant’s employment relationship at any time with or without cause and it is expressly agreed and understood that employment is terminable at the will of either party, insofar as permitted by law; (e) Participant is participating voluntarily in the Plan; (f) this Award is an extraordinary item that is outside the scope of Participant’s employment contract, if any; (g) this Award is not part of Participant’s normal or expected compensation or salary for any purposes, including but not limited to calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (h) in the event Participant is not an employee of the Company, this Award will not be interpreted to form an employment contract or relationship with the Company; (i) the value of the Shares may increase or decrease in value and the future value of the underlying Shares cannot be predicted; (j) in consideration of the grant of this Award, no claim or entitlement to compensation or damages shall arise from termination of this Award or diminution in value of Shares subject to the Award resulting from termination of Participant’s employment by the Company (for any reason whatsoever and whether or not in breach of local labor laws) and Participant irrevocably releases the Company and its Subsidiaries from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the terms of this Agreement, Participant shall be deemed irrevocably to have waived any entitlement to pursue such claim; and (k) in the event of involuntary termination of employment (whether or not in breach of local labor laws), Participant’s right to vest in the Award and receive any Shares will terminate effective as of the date that Participant is no longer employed (except as expressly provided herein) and will not be extended by any notice period mandated under local statute, contract or common law; the Committee shall have the exclusive discretion to determine when Participant is no longer employed for purposes of this Award.
17.    Consent for Accumulation and Transfer of Data. Participant consents to the accumulation and transfer of data concerning him and the Award to and from the Company (and its Subsidiaries) and Fidelity Stock Plan Services LLC (“Fidelity”), or such other agent as may administer the Plan on behalf of the Company from time to time. In addition, Participant understands that the Company and its Subsidiaries hold certain personal information about Participant, including but not limited to his name, home address, telephone number, date of birth, social security number, salary, nationality, job title, and details of all grants or awards, vested, unvested, or expired (the “personal data”). Certain personal data may also constitute “sensitive personal data” within the meaning of applicable local law. Such data include but are not limited to information described above and any changes thereto and other appropriate personal and financial data about Participant. Participant hereby provides explicit consent to the Company and its Subsidiaries to process any such personal data and sensitive personal data. Participant also hereby provides explicit consent to the Company and its Subsidiaries to transfer any such personal data and sensitive personal data outside the country in which Participant is employed, and to the United States or other jurisdictions. The legal persons for whom such personal data are intended are the Company and its Subsidiaries, Fidelity, and any company providing services to the Company in connection with compensation planning purposes or the administration of the Plan.
18.    Plan Information. Participant agrees to receive copies of the Plan, the Plan prospectus and other Plan information, including information prepared to comply with laws outside the United States, from the Plan website at www.netbenefits.com and shareholder information, including copies of any annual report, proxy statement, Form 10-K, Form 10-Q, Form 8-K and other information filed with the SEC, from the investor relations section of the Equifax website at www.equifax.com. Participant acknowledges that copies of the Plan, Plan prospectus, Plan information and shareholder information are available upon written or telephonic request to the Company’s Corporate Secretary.

19.    Plan Incorporated by Reference; Conflicts. The Plan, this Agreement, and the Employment Agreement provisions referenced herein constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. Notwithstanding the foregoing, nothing in the Plan or this Agreement shall affect the validity or interpretation of any duly authorized written agreement between the Company and Participant under which an Award properly granted under and pursuant to the Plan serves as any part of the consideration furnished to Participant. If provisions of the Plan and this Agreement conflict, the Plan provisions will govern.
20.    Participant Bound by Plan. Participant acknowledges receiving, or being provided with access to, a prospectus describing the material terms of the Plan, and agrees to be bound by all the terms and conditions of the Plan. Except as limited by the Plan or this Agreement, this Agreement is binding on and extends to the legatees, distributees and personal representatives of Participant and the successors of the Company.
21.    Governing Law. This Agreement has been made in and shall be construed under and in accordance with the laws of the State of Georgia, USA, without regard to conflict of law provisions.
22.    Translations. If Participant has received this or any other document related to the Plan translated into any language other than English and if the translated version is different than the English version, the English version will control.
23.    Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
24.    Section 409A.
(a)    General. To the extent that the requirements of Section 409A are applicable to this Award, it is the intention of both the Company and Participant that the benefits and rights to which Participant could be entitled pursuant to this Agreement comply with or be exempt from Section 409A, and the provisions of this Agreement shall be construed in a manner consistent with that intention. The Plan and any award agreements issued thereunder may be amended in any respect deemed by the Committee to be necessary in order to preserve compliance with Section 409A.
(b)    No Representations as to Section 409A Compliance. Notwithstanding the foregoing, the Company makes no representation to Participant that the Award and any Shares issued pursuant to this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless Participant or any beneficiary for any tax, additional tax, interest or penalties that Participant or any beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof or any other action taken with respect thereto is deemed to violate any of the requirements of Section 409A.
(c)    Six Month Delay for Specified Participants.
(i)    To the extent applicable, if Participant is a “Specified Employee” (as defined below), then no payment or benefit that is payable on account of Participant’s “separation from service” (as determined by the Company in accordance with Section 409A) shall be made before the date that is six months and one day after Participant’s “separation from service” (or, if earlier, the date of Participant’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.
(ii) For purposes of this provision, the determination of whether Participant is a “Specified Employee” at the time of his separation from service from the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code, applying the 20 percent common ownership standard) shall be made in accordance with the rules under Section 409A.
(d)    No Acceleration of Payments. Neither the Company nor Participant, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.
(e)    Termination of Employment. Any provisions of this Agreement that provide for payment of compensation that is subject to Section 409A and that has payment triggered by Participant’s termination of employment other than on account of death shall be deemed to provide for payment that is triggered only by Participant’s “separation from service” within the meaning of Treasury Regulation Section §1.409A-1(h).
25.    30 Days to Accept Agreement. Participant shall have 30 days to accept this Agreement. Participant’s Award will be forfeited if this Agreement is not accepted by Participant within 30 days of receipt of email notification from Fidelity including a link to view and accept the Agreement.
[Signature page follows.]

PARTICIPANT		EQUIFAX INC.

By:
(Signature)		Name:
Title:

Mark W. Begor
(Printed Name)

(Revised Feb. 2026)
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